Exhibit 99.1

ProSight Specialty Insurance Announces Closing of New Debt Refinance Facility

Morristown, N.J., June 16, 2020 /PRNewswire/ – ProSight Global, Inc. (NYSE: PROS) (ProSight) today announced that it has entered into a $165 million delayed draw term loan which will refinance existing indebtedness

Larry Hannon, CEO and President of ProSight, commented, “We are pleased to have closed a deal to refinance our debt. This transaction will lower our cost of funds considerably and supports our growth. We appreciate the support of our lending group who collaborated with our Finance and Legal teams to execute this transaction during a period of extraordinary volatility and uncertainty.”

The joint lead arrangers of the facility are SunTrust Robinson Humphrey and Citizens Bank, N.A.

Refinancing Terms

The $165 million delayed draw term loan has a three-year maturity and includes available interest rates linked to customary base rates and to LIBOR, and if drawn upon today would bear interest at LIBOR +300bps subject to a 75bp LIBOR floor based on ProSight’s current debt to capitalization ratio. The existing $165 million private placement notes have a weighted average coupon of 7.35%. ProSight will use the new facility to repay the 2013 and 2015 senior notes in full when due in November, 2020.

The credit facility contains customary representations, warranties, and covenants.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight Global, Inc. is an innovative property and casualty insurance company that designs unique insurance solutions to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer's operating performance. ProSight's products are sold through a limited and select group of retail and wholesale distribution partners. Each of ProSight's regulated insurance company subsidiaries are rated "A-" (Excellent) by A.M. Best. To learn more about ProSight visit www.prosightspecialty.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements include statements relating to future developments in ProSight business or expectations for ProSight’s future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “should,” “seek,” “continue,” and other words and terms of similar meaning. ProSight’s management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Except as required by law, ProSight undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. ProSight cautions you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this release. For a discussion of some of the risks and important factors that could affect ProSight’s future results and financial condition, see our filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the risks and uncertainties included under the captions “Risk Factors” in ProSight’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.  References to “we,” “us,” “our,” the “Company” and “ProSight”, refer to ProSight Global, Inc. and its consolidated subsidiaries.

Inquiries:

Joe Hathaway

JHathaway@prosightspecialty.com

973.532.1706

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